Exhibit 99.2

Dear Team,

Subject to regulatory approval, we are pleased to have reached agreement to secure up to 25% A & B shares in the Club and to have delegated responsibility for the management of the Club’s football operations across the men’s, women’s and Academy teams. We will also be investing $300m of new capital into the Club intended to enable future improvements to Old Trafford.

We recognise that this has been a long process and has brought a huge amount of uncertainty and speculation, which cannot have made your job any easier.

Our objectives on the sporting side of the Club are clear. Manchester United should always be positioned as one of the world’s best teams, capable of challenging and winning League and European titles on a regular basis and we are fully committed to working in collaboration with the Board to capitalise on the off-pitch success that the Club already enjoys to now deliver success on the pitch.

We look forward to working with you.

Sir Jim Ratcliffe, Chairman of INEOS.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the proposed acquisition of Class A ordinary shares, par value $0.0005 per share ("Class A Shares”), and Class B ordinary shares, par value $0.0005 per share, of Manchester United plc, a Cayman Islands exempted company (the “Company”) by Trawlers Limited (“Purchaser”), a company incorporated under the laws of the Isle of Man and wholly owned by James A. Ratcliffe, a natural person (an “Offeror” and, together with Purchaser, the “Offerors”). Such forward-looking statements include, but are not limited to, statements about the parties’ ability to satisfy the conditions to the consummation of the Offer (as defined below), the expected timetable for completing the Offer and the other transactions contemplated by the Transaction Agreement (as defined below) and the ancillary agreements thereto (collectively, the “Transactions”), the Company’s and Offerors’ beliefs and expectations, the benefits sought to be achieved by the Transactions, and the potential effects of the completed Transactions on both the Company and the Offerors. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should,” “predict,” “goal,” “strategy,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. These forward-looking statements are based on current expectations and projections about future events, but there can be no guarantee that such expectations and projections will prove accurate in the future. All statements other than statements of historical fact are forward-looking statements. Actual results may differ materially from current expectations due to a number of factors, including (but not limited to) risks associated with uncertainties as to the timing of the Transactions; uncertainties as to how many of the Company’s shareholders will tender their shares in the Offer; the risk that competing offers will be made; the possibility that various conditions to the Transactions may not be satisfied or waived; and the risk that shareholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company and the Offerors undertake no obligation to publicly release any revisions to the forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

About the Offer and Additional Information

The Offerors expect to commence a tender offer (such tender offer, the “Offer”) for up to 13,237,834 Class A Shares of the Company representing 25.0% of the issued and outstanding Class A Shares as of the commencement of the Offer, rounded up to the nearest whole Class A Share, at a price of $33.00 per Class A Share, in cash (subject to certain adjustments), without interest thereon, less any required tax withholding. The Offer is being made pursuant to the transaction agreement, dated as of 24th December 2023, by and among Purchaser, the sellers party thereto, who are Glazer family members and affiliates, and the Company (the “Transaction Agreement”). The Offer has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell Class A Shares of the Company or any other securities. This communication is also not a substitute for the tender offer materials that the Offerors will file with the United States Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. At the time the Offer is commenced, the Offerors will file with the SEC a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) and the Company will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”). THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT WHEN SUCH DOCUMENTS BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ AND CONSIDERED CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. When filed, the Company’s shareholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Investors page of the Company’s website, https://ir.manutd.com/. In addition, the Company’s shareholders may obtain free copies of the tender offer materials by contacting the information agent for the Offer that will be named in the Tender Offer Statement.